UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2005

ENDOCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27212 (Commission File Number)	33-0618093 (I.R.S. Employer Identification Number)

201 Technology Drive
Irvine, California 92618
(Address of Principal Executive Offices, including zip code)

(949) 450-5400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

Endocare, Inc. (“Endocare”) previously reported that its directors’ and officers’ liability insurance coverage is provided in four $5 million policies issued by a primary insurance carrier and three excess insurance carriers. Endocare also previously reported that, for claims asserted during the period from June 10, 2002 through June 10, 2003, the three excess carriers had filed arbitration complaints, contending that Endocare’s former management made misstatements or omissions in the applications for insurance coverage and seeking rescission of the policies.

In a Form 8-K filed on December 20, 2004, Endocare reported that it had entered into settlement agreements with its primary directors’ and officers’ liability insurance carrier and one of its three excess directors’ and officers’ liability insurance carriers.

Endocare is filing this Form 8-K to report that it has now entered into a settlement agreement (the “Settlement Agreement”) with another of its three excess directors’ and officers’ liability insurance carriers. The settling carrier is referred to below as the “Settling Carrier.” The Settling Carrier’s layer of insurance applies only to the extent that losses exceed an aggregate of $15 million, which amount Endocare estimates has already been exceeded.

Under the Settlement Agreement, Endocare granted a mutual release to the Settling Carrier, and the Settling Carrier agreed to pay, within 30 days of receipt of proof of loss, up to an aggregate of $2,262,500 out of its original policy amount of $5 million, as follows:

•	75% of the first $2.25 million of loss in its layer;

•	0% of the next $500,000 of loss in its layer; and

•	57.5% of the next $1 million of loss in its layer.

Endocare will be solely liable for the remaining $2,737,500 of the original policy amount of $5 million.

The coverage arbitration with the remaining excess insurance carrier, and the investigations of Endocare by the Securities and Exchange Commission and the Department of Justice, are ongoing and are not affected by the Settlement Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.
February 25, 2005	By:	/s/ Michael R. Rodriguez
Michael R. Rodriguez
Senior Vice President, Finance and Chief Financial Officer